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                                                                    EXHIBIT 99.1

              VIALINK LEAVES NASDAQ AND MOVES TO OTC BULLETIN BOARD

DALLAS, TEXAS - NOVEMBER 30, 2001 - The viaLink Company (Nasdaq: VLNK) learned late today that the company's stock has been delisted from the Nasdaq National Market. viaLink's stock will begin trading on the Over-the-Counter Bulletin Board (OTCBB), effective with the opening of business on Monday, December 3, 2001.

The decision by the Nasdaq Listing Qualifications Panel to delist viaLink's stock was based on the company's failure to meet Nasdaq's Marketplace Rule 4310 requiring companies to have a minimum market capitalization of $50 million. viaLink expects the move from Nasdaq to the OTCBB to have no impact on day-to-day operations or the company's growth potential going forward.


LARRY MARSHALL
 Corporate Communications Director
 The viaLink Company
 972.934.5668 (tel)
 972.934.5583 (fax)